Exhibit 99.1

Ilim Holding S.A. and its Subsidiaries

Consolidated Financial Statements
At December 31, 2016 and 2015
and for the Years Ended December 31, 2016, 2015 and 2014

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT 1-2

CONSOLIDATED BALANCE SHEETS 3

CONSOLIDATED STATEMENTS OF OPERATIONS 4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME 5

CONSOLIDATED STATEMENTS OF CASH FLOWS 6

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY 7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS 8-28

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Ilim Holding S.A.:

We have audited the accompanying consolidated financial statements of Ilim Holding S.A. and its subsidiaries (the “Group”), which comprise the consolidated balance sheet at December 31, 2016, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for the year then ended, and the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Group's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ilim Holding S.A. and its subsidiaries at December 31, 2016, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying consolidated balance sheet of Ilim Holding S.A. and its subsidiaries at December 31, 2015, and the related consolidated statements of operations, comprehensive income, cash flows and changes in equity for the years ended December 31, 2015 and 2014 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ ZAO Deloitte & Touche CIS

Moscow, Russia
February 20, 2017

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AT DECEMBER 31, 2016 AND 2015
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	December 31, 2016	December 31, 2015
ASSETS
Current assets
Cash and cash equivalents	4	396,918	154,650
Accounts receivable	4	98,119	78,807
Accounts receivable from related parties	10	25,908	13,116
Value added tax receivable		31,669	27,879
Prepayments		17,063	11,906
Inventories	4	201,296	164,199
Deferred income tax assets	6	343	1,793
Other current assets		2,662	2,690
Total current assets		773,978	455,040
Non-current assets
Plant, properties and equipment, net	4	1,272,551	913,230
Prepayments for property, plant and equipment		28,416	11,671
Intangible assets	5	20,345	15,048
Goodwill	4	7,997	-
Other non-current assets	4	21,707	28,008
Total non-current assets		1,351,016	967,957
TOTAL ASSETS		2,124,994	1,422,997

LIABILITIES AND EQUITY
Current liabilities
Current maturities of long-term debt	8	155,122	461,147
Accounts payable		57,484	50,861
Accounts payable to related parties	10	7,313	6,528
Accrued payroll and benefits		32,202	23,142
Taxes payable		21,424	12,254
Deferred income tax liabilities	6	3,954	4,673
Other accruals and liabilities	4	128,056	106,561
Total current liabilities		405,555	665,166
Non-current liabilities
Long-term debt	8	1,319,404	691,179
Deferred income tax liabilities	6	89,905	13,090
Employee benefit plan obligation		5,369	4,003
Other liabilities		6,921	6,293
Total non-current liabilities		1,421,599	714,565
Equity
Common stock	9	109,341	109,341
Additional paid-in capital		11,141	12,777
Receivables from a shareholder	10	(156,974)	(77,272)
Retained earnings		814,992	555,967
Accumulated other comprehensive loss	3	(502,339)	(578,542)
Total Ilim Holding S.A. shareholders’ equity		276,161	22,271
Non-controlling interests		21,679	20,995
Total equity		297,840	43,266
TOTAL LIABILITIES AND EQUITY		2,124,994	1,422,997
The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

The consolidated financial statements as set forth on pages 4 to 28 were approved on February 20, 2017.

____________________    ____________________
K.S. Sosnina    A. Emdin
Attorney-at-fact of Ilim Holding S.A.    Attorney-at-fact of Ilim Holding S.A.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2016	2015	2014

NET SALES	4	1,926,567	1,931,270	2,138,236
COSTS AND EXPENSES
Cost of products sold		(854,497)	(837,597)	(1,180,129)
Distribution and selling costs		(239,761)	(233,209)	(281,765)
General and administration costs		(123,622)	(127,904)	(158,863)
Depreciation		(115,706)	(121,671)	(180,854)
Amortization		(5,260)	(4,904)	(7,485)
Taxes other than payroll and income taxes		(19,645)	(22,523)	(37,233)
Other operating expenses, net	4	(9,327)	(16,474)	(20,570)
Foreign exchange gain/ (loss)		67,141	(190,826)	(674,434)
Interest expense, net	4	(78,650)	(55,160)	(68,565)
EARNINGS/(LOSS) BEFORE INCOME TAXES		547,240	321,002	(471,662)
Income tax (expense)/benefit	6	(127,900)	(73,523)	85,168
NET EARNINGS/(LOSS)		419,340	247,479	(386,494)
Net (earnings)/loss attributable to non-controlling interests		(28,132)	(17,009)	27,323
NET EARNINGS/(LOSS) ATTRIBUTABLE TO ILIM HOLDING S.A.		391,208	230,470	(359,171)

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2016	2015	2014

NET EARNINGS/(LOSS)		419,340	247,479	(386,494)
OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX
Remeasurement of defined benefit obligation (net of income tax of $(14), $(162) and $187, respectively)		(57)	(648)	805
Change in cumulative foreign currency translation adjustment		81,854	(98,240)	(284,246)
TOTAL OTHER COMPREHENSIVE INCOME/(LOSS), NET OF TAX	3	81,797	(98,888)	(283,441)
Total comprehensive income/(loss)		501,137	148,591	(669,935)
Net (earnings)/loss attributable to non-controlling interests		(28,132)	(17,009)	27,323
Other comprehensive loss attributable to non-controlling interests		945	6,981	20,464
COMPREHENSIVE INCOME/(LOSS) ATTRIBUTABLE TO ILIM HOLDING S.A.		473,950	138,563	(622,148)

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Notes	2016	2015	2014
OPERATING ACTIVITIES
Net earnings/(loss)		419,340	247,479	(386,494)
Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization		120,966	126,575	188,339
Income tax expense/(benefit), net	6	127,900	73,523	(85,168)
Net interest expense, net of amounts capitalized	4	78,650	55,160	68,565
Gain on disposal of plant, properties and equipment		(2,976)	-	(155)
(Gain)/loss from disposal of other assets		(746)	1,665	6,199
Foreign exchange (gain)/loss		(67,141)	190,826	674,434
Allowance for doubtful accounts receivable		1,694	2,348	3,261
Impairment of plant, properties and equipment	4	2,500	2,246	1,823
Write down of inventories		(170)	(1,033)	4,889
Other, net		(7,057)	(4,709)	6,681
Changes in current assets and liabilities
Accounts receivable		(13,667)	(29,732)	(25,368)
Inventories		(15,494)	(10,908)	20,391
Accounts payable and accrued liabilities		2,862	20,474	1,038
Taxes payable other than income tax		(3,405)	(1,088)	3,888
Interest paid		(81,711)	(58,594)	(72,601)
Income tax paid	6	(54,005)	(3,455)	(7,962)
CASH PROVIDED BY OPERATING ACTIVITIES		507,540	610,777	401,760
INVESTMENT ACTIVITIES
Invested in capital projects		(282,737)	(182,840)	(135,179)
Proceeds from sale of plant, properties and equipment		2,898	4,497	6,721
Proceeds from sale of subsidiaries, net of cash disposed		-	36	-
Purchases of collateralized receivables	4	-	(13,837)	-
Other		(630)	(2,865)	1,781
CASH USED FOR INVESTMENT ACTIVITIES		(280,469)	(195,009)	(126,677)
FINANCING ACTIVITIES
Issuance of debt		808,402	602,732	297,498
Repayment of debt		(564,393)	(832,165)	(386,246)
Loan issued to a shareholder, net	10	(81,818)	(75,000)	-
Purchase of minority interest in OJSC Ilim Group		(35,144)	-	-
Dividends paid	9	(129,960)	(70,000)	(112,236)
CASH USED FOR FINANCING ACTIVITIES		(2,913)	(374,433)	(200,984)
Effect of exchange rate changes on cash and cash equivalents		18,110	(6,156)	(41,621)
Change in cash and cash equivalents		242,268	35,179	32,478
Cash and cash equivalents
Beginning of the year	4	154,650	119,471	86,993
End of the year	4	396,918	154,650	119,471

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

ILIM HOLDING S.A. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2016, 2015 AND 2014
(All amounts are presented in thousands of US Dollars, unless otherwise stated)

	Ilim Holding S.A. shareholders
	Common Stock	Additional Paid-in Capital	Receivables From a Shareholder	Retained Earnings	Accumulated Other Comprehen-sive Loss	Total Ilim Holding S.A. Shareholders’ Equity	Non-controlling Interests	Total Equity

BALANCE, JANUARY 1, 2014	109,341	6,710	-	867,238	(223,658)	759,631	62,932	822,563
Dividends (Note 9)	-	-	-	(112,570)	-	(112,570)	-	(112,570)
Comprehensive loss (Note 3)	-	-	-	(359,171)	(262,977)	(622,148)	(47,787)	(669,935)
BALANCE, DECEMBER 31, 2014	109,341	6,710	-	395,497	(486,635)	24,913	15,145	40,058
Dividends (Note 9)	-	-	-	(70,000)	-	(70,000)	-	(70,000)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(4,178)	(4,178)
Loan issued to a shareholder (Note 10)	-	6,067	(77,272)	-	-	(71,205)	-	(71,205)
Comprehensive income/(loss) (Note 3)	-	-	-	230,470	(91,907)	138,563	10,028	148,591
BALANCE, DECEMBER 31, 2015	109,341	12,777	(77,272)	555,967	(578,542)	22,271	20,995	43,266
Dividends (Note 9)	-	-	-	(118,118)	-	(118,118)	-	(118,118)
Dividends paid to non-controlling interests by subsidiary (Note 9)	-	-	-	-	-	-	(19,776)	(19,776)
Loan issued to a shareholder, net (Note 10)		5,074	(78,474)	-	-	(73,400)	(125)	(73,525)
Purchase of minority interest in subsidiaries from third parties	-	(6,710)	(1,228)	(14,065)	(6,539)	(28,542)	(6,602)	(35,144)
Comprehensive income/(loss) (Note 3)	-	-	-	391,208	82,742	473,950	27,187	501,137
BALANCE, DECEMBER 31, 2016	109,341	11,141	(156,974)	814,992	(502,339)	276,161	21,679	297,840

The notes set forth on pages 8 to 28 form an integral part of these consolidated financial statements.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Financial statements

These consolidated financial statements at December 31, 2016 and 2015 and for the years ended December 31, 2016, 2015 and 2014 have been prepared in conformity with accounting principles generally accepted in the United States of America that require the use of management’s estimates. Estimates are used when accounting for certain items such as the recoverability of long-lived assets, allowance for doubtful accounts, obligations related to employee benefits, useful lives of plant, properties and equipment and intangible assets, asset retirement obligations, environmental remediation obligations, legal and tax contingencies, valuation of inventories, financial instruments and deferred tax assets, including valuation allowances. Estimates are based on historical experience, where applicable, and other assumptions that management believes are reasonable under the circumstances. Actual results could differ from management’s estimates.

The consolidated financial statements for the years ended December 31, 2015 and 2014 have not been audited by ZAO Deloitte & Touche CIS.

Nature of business

The principal activity of Ilim Holding S.A. (the “Company”) and its subsidiaries (together –
the “Group”) is forestry and pulp and paper production. The Group was formed in 2006 as a result of the restructuring of a group of legal entities under common control, collectively referred to as
Ilim Pulp Group.

Ilim Holding S.A. is a joint stock company incorporated in Switzerland. The Company is a joint venture of International Paper Company (“IP”) and a group of Russian shareholders. IP and the Russian shareholders (collectively) each own 50% of the Company’s shares.

The Group’s manufacturing operations are located in the Russian Federation and sales are made in Russia and abroad. At December 31, 2016, the Group employed 17,267 employees (December 31, 2015: 17,224 employees).

The Group consists of 11 legal entities (December 31, 2015: 9 entities) which are incorporated in the Russian Federation (except as otherwise indicated).

The Company’s ownership and voting power in its subsidiaries were as follows:

			Ownership Percentage and Voting Rights
Entity	Principal activity	Country of incorporation	December 31, 2016	December 31, 2015

OJSC ILIM Group	Manufacturing of pulp, paper and linerboard	Russia	94.04%	92.84%
LLC Fintrans GL	Transportation of cargo	Russia	94.04%	92.84%
LLC Gofra-Dmitrov	Corrugated packaging	Russia	94.04%	-
Ilim Trading S.A.	Trading company	Switzerland	100.00%	100.00%

OJSC ILIM Group has branches in Bratsk, Ust-Ilimsk and Koryazhma, Russia, where the three pulp and paper mills are located.

The sales of the Group are allocated by the principal markets for the years ended December 31:

	2016	2015	2014

Asia except for the Middle East	1,002,739	1,030,566	1,059,527
Russia and the Commonwealth of Independent States (CIS)	705,525	641,761	768,677
Europe	162,761	187,211	197,840
Other	55,542	71,732	112,192
Total Net sales	1,926,567	1,931,270	2,138,236

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned and controlled majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated.

Revenue recognition

Revenues and the related cost of sales are recognized when all of the following criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, price is determinable and collectability is probable.

Sales of goods

Revenue from the sale of goods is recognized at the point risks and rewards of ownership of the goods are transferred to the customer in accordance with contractual terms, normally when the goods are shipped. If the Group agrees to transport the goods to a specified location, revenue is recognized when the goods are delivered, and title and risk of loss are transferred to the customer.

Sales of services

Sales of services are recognized at fair value in the accounting period in which the services are rendered, by reference to the stage of completion, assessed on the basis of the actual service provided as a proportion of the total services to be provided.

Shipping and handling costs

Shipping and handling costs, such as freight to destinations of the Group’s customers, are included in distribution and selling expenses in the consolidated statement of operations.

Annual maintenance costs

Costs of repair and maintenance activities are expensed in the month that the related activity is performed.

Cash and cash equivalents

Cash and cash equivalents include cash in hand, cash held on demand with banks, bank deposits repayable on demand without penalty and bank deposits with original maturities of three months or less. Cash and cash equivalents are carried at cost plus interest accrued, which approximates market value. Bank deposits with original maturities of more than three months are classified as short-term or long-term investments depending on the expected maturity and are carried at amortized cost using the effective interest method.

Inventories

Inventories are valued at the lower of cost or market value and include all costs directly associated with manufacturing products: materials, labor and manufacturing overhead.
Cost is determined on the weighted average basis.

Plant, properties and equipment

Plant, properties and equipment are stated at cost less accumulated depreciation. Expenditures for improvements are capitalized, whereas normal repairs and maintenance are expensed as incurred. Upon sale or retirement, the cost and related accumulated depreciation are eliminated. Gains and losses on disposal are determined by comparing the proceeds with the carrying amount and are included in other operating income or expense.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Assets are depreciated on a straight-line basis from the date they are ready for use. Land, assets under construction and equipment for installation are not depreciated.

The estimated useful lives are as follows:

Asset category	Useful life (years)

Buildings	35-50
Plant and equipment	5-25
Other	3-20

Leasing

Leasing transactions are classified according to the lease agreements which specify the rewards and risks associated with the leased property. Leasing transactions where the Group is the lessee are classified as capital and operating leases. In a capital lease, the Group receives the major portion of the economic benefits of the leased property and recognizes the assets and associated liability on its consolidated balance sheet. All other transactions, in which the Group is the lessee, are classified as operating leases. Payments made under operating leases are recorded as expense.

Intangible assets

All of the Group’s intangible assets have finite useful lives and include primarily computer software, patents, and licenses. Intangible assets are amortized using the straight-line method from the date they are ready for use over their estimated useful lives as follows:

Asset category	Useful life (years)

Management accounting system (SAP)	5-10
Other software	3-5
Licenses and patents	3-5
Other	3-5

Goodwill

Goodwill related to a single business reporting unit is included as an asset of the applicable segment. Annual testing for possible goodwill impairment is performed at the end of the year, with additional interim testing performed when management believes that it is more likely than not events and circumstances have occurred that would result in the impairment of the reporting unit’s goodwill.

In calculating the estimated fair value of its reporting units in step one, the Company uses the projected future cash flows to be generated by each unit, discounted using the estimated discount rate for each reporting unit. For reporting units whose recorded value of net assets plus goodwill is in excess of their estimated fair values, the fair values of the individual assets are determined to calculate the amount of any goodwill impairment charge required.

Forestlands

The Group rents forests for logging from local forestry authorities under 49-year rental agreements, cancellable by the Group at any time. Logging volumes and other conditions are determined annually. The Group does not own the trees until they are harvested. At December 31, 2016, the Group has exclusive harvesting rights on forest areas exceeding 14.9 million acres (6.04 million hectares) (December 31, 2015: 14.8 million acres (6.00 million hectares)).

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets (or groups of assets) are reviewed for impairment upon the occurrence of events or changes in circumstances that indicate that the carrying value of the assets may not be recoverable, measured by comparing their net book value to the undiscounted future projected cash flows generated by their use. Impaired assets are recorded at their estimated fair value.

Accounts receivable

Accounts receivable are carried at face value, less an allowance for doubtful accounts. An allowance for doubtful accounts is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of sale.

The primary factors that the Group considers in determining whether receivables are impaired are their overdue status and the reliability of related collateral, if any. Other principal criteria used to determine whether there is objective evidence that an impairment loss has occurred, are as follows:

•	the counterparty experiences a significant financial difficulty as evidenced by its financial information;

•	the counterparty considers bankruptcy or a financial reorganization;

•	there is an adverse change in the payment status of the counterparty as a result of changes in the national or local economic conditions that impact the counterparty.

The amount of the allowance is the difference between the face value and the recoverable amount, being the present value of expected cash flows discounted at the market rate of interest for similar borrowers that prevailed when the receivable was originated. Uncollectible receivables are written off against the related allowance for doubtful accounts after all necessary procedures to recover the receivables have been completed and the amount of the loss has been determined. Subsequent recoveries of amounts previously written off are credited to the impairment loss account within the consolidated statement of operations.

Loans issued to shareholders

Loans issued to shareholders are recorded as a reduction of equity, except when they are short-term, have market terms, result from the normal course of business and bear liquid collateral.

Debt

Debt includes bank loans and finance lease liabilities. Borrowings are recognized initially at fair value, net of transaction costs incurred, and are subsequently carried at amortized cost using the effective interest method; any difference between the amount at initial recognition and the redemption amount is recognized as interest expense over the period of the debt. Interest payable on debt is included in other accruals and liabilities.

Income taxes

The Group uses the asset and liability method of accounting for income taxes, whereby deferred income taxes are recorded for the future tax consequences attributable to differences between the financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years, in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are remeasured to reflect new tax rates in the periods rate changes are enacted.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Group records its tax provision based on the respective tax rules and regulations of the jurisdictions in which it operates. Where the Group believes that a tax position is supportable for income tax purposes, the item is included in its income tax returns. Where treatment of a position is uncertain, liabilities are recorded based upon the Group’s evaluation of the “more likely than not” outcome considering the technical merits of the position based on specific tax regulations and the facts of each matter. Changes to recorded liabilities are made only when an identifiable event occurs that changes the likely outcome, such as settlement with the relevant tax authority, the expiration of statutes of limitation for the subject tax year, a change in tax laws, or a recent court case that addresses the matter.

While the judgments and estimates made by the Group are based on management’s evaluation of the technical merits of a matter, assisted as necessary by consultation with outside consultants, historical experience and other assumptions that management believes are appropriate and reasonable under current circumstances, actual resolution of these matters may differ from recorded estimated amounts, resulting in charges or credits that could materially affect future financial statements.

The Group provides valuation allowances for deferred tax assets for which it does not consider realization of such assets to be more likely than not. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the historical taxable income generation, projected future taxable income, the reversal of existing deferred tax liabilities and tax planning strategies in making this assessment.

Environmental remediation costs

Costs associated with environmental remediation obligations are accrued when such costs are probable and reasonably estimable. Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are discounted to their present value when the amount and timing of expected cash payments are reliably determinable.

Translation of financial statements

Functional and presentation currency

The functional currency of the Company is the Swiss Franc (CHF). The functional currency of the Group’s entities domiciled in the Russian Federation is the Russian Ruble (RUB). The functional currency of Ilim Trading S.A., a trading company domiciled in Switzerland, is the US dollar ($). Functional currencies noted above reflect the economic substance of the underlying events and the circumstances of the Group entities.

The US dollar has been chosen as the presentation currency for these consolidated financial statements.

Translation of foreign currency items into functional currency

Transactions in foreign currencies are translated to the respective functional currency of each entity in the Group, at the foreign exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated at the reporting date, into the functional currency at the exchange rates prevailing at that date. Foreign exchange gains and losses resulting from the settlement of the transactions and from the translation of monetary assets and liabilities at year-end exchange rates are recognized in the statement of operations.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Translation from functional to presentation currency

The results and financial position are translated from functional currency into US dollars for presentation purposes using the following procedures:

•	assets and liabilities for each balance sheet are translated at the closing rate at the date of that balance sheet;

•	share capital and other equity components are translated at historical rates;

•
income and expenses for each statement of operations and statement of comprehensive income are translated at average monthly exchange rates that approximate the translation using the actual transaction date rates; and

•	all resulting exchange differences are recognized as a separate component of equity in other comprehensive income.

Value-added tax

Output value-added tax (“VAT”) related to sales is payable to tax authorities on the earlier of (a) collection of the receivables from customers or (b) delivery of the goods or services to customers. Input VAT is generally recoverable against output VAT upon receipt of the VAT invoice. The tax authorities permit the settlement of VAT on a net basis. VAT related to purchases, where all the specified conditions for recovery have not been met yet, is recognized in the consolidated balance sheet and disclosed separately within current assets, while input VAT that has been claimed is netted off with the output VAT payable. Where an allowance has been made for the impairment of receivables, an impairment loss is recorded for the gross amount of the receivable, including VAT.

Financial instruments

Financial instruments – key measurement terms

Depending on their classification, financial instruments are carried at fair value or amortized cost as described below.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The best evidence of fair value is the price in an active market. An active market is one in which transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

The fair value of current financial assets and liabilities approximates their carrying amounts.

Valuation techniques such as discounted cash flow models, or models based on recent arm’s length transactions, or consideration of financial data of the investees are used to measure fair value of certain financial instruments for which external market pricing information is not available. Fair value measurements are analyzed by level in the fair value hierarchy as follows:
(i) level one are measurements at quoted prices (unadjusted) in active markets for identical assets or liabilities, (ii) level two measurements are valuation techniques with all material inputs observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices), and (iii) level three measurements are valuations not based on solely observable market data (that is, the measurement requires significant unobservable inputs).

Transaction costs are costs to sell an asset or transfer a liability in the principal (or most advantageous) market for the asset or liability, that are directly attributable to the disposal of the asset or the transfer of the liability and meet both of the following criteria: they result directly from and are essential to the transaction and they wouldn’t have been incurred by the entity had the decision to sell an asset or transfer the liability not been made. Transaction costs include fees and commissions paid to agents (including employees acting as selling agents), advisors, brokers and dealers, levies by regulatory agencies and securities exchanges, and transfer taxes and duties. Transaction costs do not include debt premiums or discounts, financing costs or internal administrative or holding costs.

1.	SUMMARY OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Amortized cost is the amount at which the financial instrument was recognized at initial recognition less cash collected, plus accrued interest, and for financial assets, less any write-down to date. Accrued interest includes amortization of transaction costs deferred at initial recognition and of any premium or discount to the maturity amount using the effective interest method. Accrued interest income and accrued interest expense, including both accrued coupon and amortized discount or premium (including fees deferred at origination, if any), are not presented separately and are included in the carrying values of the related items in the consolidated balance sheet.

2.	RECENT ACCOUNTING DEVELOPMENTS

Certain new standards, pronouncements have been issued that are mandatory for annual periods beginning on or after January 1, 2017 or later, and which the Group has not early adopted:

Cash Flow Classification

In August 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-15, “Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force).” The primary purpose of the ASU is to reduce the diversity in practice that has resulted from the lack of consistent principles in the classification of certain cash receipts and payments in the statement of cash flows. The ASU's amendments add or clarify guidance on eight cash flow issues, including; (1) debt prepayment or debt extinguishment costs; (2) settlement of zero-coupon debt instruments or other debt instruments with coupon interest rates that are insignificant in relation to the effective interest rate of borrowing; (3) contingent consideration payments made after a business combination; (4) proceeds from the settlement of insurance claims; (5) proceeds from the settlement of corporate-owned life insurance policies, including bank-owned life insurance policies; (6) distributions received from equity method investees;
(7) beneficial interests in securitization transactions; and (8) separately identifiable cash flows and application of the predominance principle. This ASU is effective for annual reporting periods beginning after December 15, 2017, and interim periods with those years and must be applied retrospectively to all periods presented but may be applied prospectively from the earliest date practicable if retrospective application would be impracticable. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance.

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases”. This ASU will require most leases to be recognized on the balance sheet which will increase reported assets and liabilities. Lessor accounting will remain substantially similar to current US GAAP. This ASU is effective for annual reporting periods beginning after December 15, 2018, and interim periods within those years, and mandates a modified retrospective transition method for all entities. The Group expects to adopt this guidance and recognize a liability and corresponding asset associated with in-scope operating and finance leases, but we are still in the process of determining those amounts and processes required to account for leasing activity on an ongoing basis.

Classification of Deferred Taxes

In November 2015, the FASB issued ASU 2015-17, “Balance Sheet Classification of Deferred Taxes.” This ASU requires entities to offset all deferred tax assets and liabilities (and valuation allowances) for each tax-paying jurisdiction within each tax-paying component. The net deferred tax must be presented as a single noncurrent amount. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and may be applied either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. Early adoption is permitted. The Group is currently evaluating the provisions of this guidance.

2.	RECENT ACCOUNTING DEVELOPMENTS (CONTINUED)

Inventory

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory.”
This ASU provides that entities should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling prices in the ordinary course of business less reasonably predictable costs of completion, disposal and transportation. Subsequent measurement is unchanged for inventory measured using LIFO or the retail inventory method. This ASU is effective for annual reporting periods beginning after December 15, 2016, and interim periods within those years and should be applied prospectively with earlier application permitted as of the beginning of an interim or annual reporting period. The Group is currently evaluating the provisions of this guidance.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09 “Revenue from Contracts with Customers”
This guidance replaced most existing guidance and provided that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. This ASU was effective for annual reporting periods beginning after December 15, 2016; however, in August 2015, the FASB issued ASU 2015-14 which defers the effective date by one year. The FASB has continued to clarify this guidance in various updates, all of which have the same effective date as the original guidance:

•
ASU 2016-12, “Revenue from Contracts with Customers,” which clarifies how an entity should identify the unit of accounting for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. The amendments also reframe the indicators to focus on evidence that an entity is acting as a principal rather than as an agent.

•
ASU 2016-11, “Revenue Recognition and Derivatives and Hedging,” which rescinds certain SEC guidance from the FASB's Accounting Standards Codification in response to announcements made by the SEC staff at the EITF’s March 3, 2016, meeting.

•
ASU 2016-10, “Revenue from Contracts with Customers.” The amendments in this Update clarify the following two aspects of Topic 606: identifying performance obligations and the licensing implementation guidance, while retaining the related principles for those areas.

•
ASU 2016-08, “Revenue from Contracts with Customers.” This guidance amends the principal-versus-agent implementation guidance and illustrations in ASU 2014-09. This ASU clarifies that an entity should evaluate whether it is the principal or the agent for each specified good or service promised in a contract with a customer.

The Group is currently evaluating the impact of ASU 2014-09 and all related ASU’s on its consolidated financial statements. The Group plans to adopt the new revenue guidance starting from January 1, 2018. The Group does not expect the impact on its consolidated financial statements to be material and anticipates the primary impact to be the additional disclosures in the notes to the consolidated financial statements.

3.	OTHER COMPREHENSIVE LOSS

The following tables present changes in accumulated other comprehensive income (loss) (AOCI) for the years ended December 31, 2016, 2015 and 2014:

	Defined Benefit Obligation Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Total (a)

Balance as of December 31, 2015	325	(578,867)	(578,542)
Other comprehensive income (loss)	(246)	81,854	81,608
Amounts reclassified from accumulated other comprehensive income (loss)	189	-	189
Net current period other comprehensive income (loss)	(57)	81,854	81,797
Other comprehensive income (loss) attributable to non-controlling interest	3	942	945
Adjustment due to purchase of minority shares	-	(6,539)	(6,539)
Balance as of December 31, 2016	271	(502,610)	(502,339)

	Defined Benefit Obligation Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Total (a)

Balance as of December 31, 2014	927	(487,562)	(486,635)
Other comprehensive income (loss)	(694)	(98,240)	(98,934)
Amounts reclassified from accumulated other comprehensive income (loss)	46	-	46
Net current period other comprehensive income (loss)	(648)	(98,240)	(98,888)
Other comprehensive income (loss) attributable to non-controlling interest	46	6,935	6,981
Balance as of December 31, 2015	325	(578,867)	(578,542)

	Defined Benefit Obligation Items (a)	Change in Cumulative Foreign Currency Translation Adjustments (a)	Total (a)

Balance as of December 31, 2013	180	(223,838)	(223,658)
Other comprehensive income (loss)	647	(284,246)	(283,599)
Amounts reclassified from accumulated other comprehensive income (loss)	158	-	158
Net current period other comprehensive income (loss)	805	(284,246)	(283,441)
Other comprehensive income (loss) attributable to non-controlling interest	(58)	20,522	20,464
Balance as of December 31, 2014	927	(487,562)	(486,635)

(a)	All amounts are net of tax.

3.	OTHER COMPREHENSIVE LOSS (CONTINUED)

The following table presents details of the reclassifications out of AOCI for the three years ended:

	Amounts Reclassified from Accumulated Other Comprehensive Loss (a)				Location of Amounts Reclassified from AOCI
	2016	2015	2014
Defined benefit obligation items:
Prior-service costs	(455)	(204)	(370)	(b)	Cost of products sold
Actuarial gains	219	147	172	(b)	Cost of products sold
Total pre-tax amount	(236)	(57)	(198)
Tax benefit	47	11	40
Net of tax	(189)	(46)	(158)

(a)	Amounts in parentheses indicate debits to earnings/loss.

(b)	These accumulated other comprehensive income components are included in the computation of net periodic defined benefit plan cost.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION

Cash and cash equivalents

	December 31, 2016	December 31, 2015

Cash in current bank accounts	48,347	75,954
Bank deposits	348,571	78,696
Total	396,918	154,650

Cash transactions are conducted through high-credit-quality financial institutions. Cash is placed with financial institutions (which are rated from AA- to BBB- based on Standard and Poor's and Fitch national ratings for the Russian Federation), which are considered at the time of deposit to have minimal risk of default.

Accounts receivable

	December 31, 2016	December 31, 2015

Trade receivables	105,938	83,360
Other receivables	2,481	3,447
Less: allowance for doubtful accounts	(11,475)	(8,304)
Total financial assets within trade and other receivables	96,944	78,503
Other	1,175	304
Total	98,119	78,807

A substantial majority of the Group’s customers operate in the pulp and paper industry. As a result, the Group’s exposure to credit risk may be affected by negative developments in the industry. In addition, the top ten customers of the Group comprise 48% of the Group’s gross trade receivables at December 31, 2016 (December 31, 2015: 59%) and default of any of these customers may have a significant effect on the Group. There is a long standing history of trading relationships with these customers with no defaults in the past.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

The Group’s maximum exposure to credit risk for financial assets within accounts receivable by geographic region is as follows:

	December 31, 2016	December 31, 2015

Russia and the CIS	85,025	55,337
Asia except for the Middle East	19,907	17,780
Europe	8,009	17,647
Other	9,911	855
Total	122,852	91,619

The status of the financial assets within accounts receivable (as disclosed in the table above) and accounts receivable from related parties (refer to Note 10) at the reporting dates is as follows:

	December 31, 2016		December 31, 2015
	Gross receivable	Allowance for doubtful accounts	Gross receivable	Allowance for doubtful accounts

Not past due	117,096	-	84,726	-
Past due 0-90 days	7,645	(2,052)	7,719	(1,615)
Past due 90-180 days	1,123	(1,016)	912	(729)
Past due 180-360 days	4,907	(4,851)	3,825	(3,746)
Past due more than 360 days	3,556	(3,556)	2,741	(2,214)
Total	134,327	(11,475)	99,923	(8,304)

The movement in the allowance for doubtful accounts is as follows:

	Trade receivables	Other receivables	Total

At January 1, 2015	8,365	187	8,552
Additions charged to Earnings	1,639	485	2,124
Deductions from allowance (a)	(62)	(27)	(89)
Translation difference	(2,165)	(118)	(2,283)
At December 31, 2015	7,777	527	8,304
Additions charged to Earnings	1,115	519	1,634
Deductions from allowance (a)	(53)	(33)	(86)
Translation difference	1,542	81	1,623
At December 31, 2016	10,381	1,094	11,475

(a)	Includes write offs, less recoveries, of uncollectible accounts.

The Group’s maximum credit exposure for financial assets is the carrying amount at each reporting date as follows:

	December 31, 2016	December 31, 2015

Cash and cash equivalents (Note 4)	396,918	154,650
Financial assets within accounts receivable	122,852	91,619
Prepayment to the pension fund	6,957	5,251
Total	526,727	251,520

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Inventories

	December 31, 2016	December 31, 2015

Raw materials	106,232	70,331
Finished pulp, paper and packaging products	18,440	33,803
Operating supplies	57,767	44,927
Other	18,857	15,138
Total	201,296	164,199

Plant, properties and equipment

	December 31, 2016	December 31, 2015

Land and buildings	351,558	267,665
Plant and equipment	1,292,221	971,153
Other	353,787	241,535
Assets under construction and equipment for installation	153,303	69,528
Gross cost	2,150,869	1,549,881
Less: Accumulated depreciation	(878,318)	(636,651)
Plant, properties and equipment, net	1,272,551	913,230

Goodwill

On May 11, 2016, OJSC ILIM Group acquired a 69% stake of LLC Gofra-Dmitrov (the Group’s effective ownership interest equals to 64.062%) for consideration of $14,554. The fair value of net assets acquired was $7,241 at acquisition. As a result of the transaction the Group recognized goodwill of $7,313. At December 31, 2016, goodwill translated at the reporting date exchange rate is $7,997.

On July 19, 2016, OJSC ILIM Group acquired the remaining 31% shares of LLC Gofra-Dmitrov for $3,644. The net assets acquired equaled $3,359. The difference between the consideration paid and net assets acquired of $285 was recorded in equity.

As a result of impairment testing, no goodwill impairment was recorded in 2016.

Other non-current assets

	December 31, 2016	December 31, 2015

Prepayment to pension fund	6,957	5,251
Non-current receivables	237	273
Acquired collateralized receivables	-	13,065
Other non-current assets	14,513	9,419
Total	21,707	28,008

Acquired collateralized receivables

In August 2015, the Group acquired debts of LLC PO Gofra, a Russian manufacturer and supplier of corrugated board transport packaging for $13,837. Debts with face value of $25,468 were acquired from creditors of LLC PO Gofra through a series of claim assignment agreements and are collateralized by assets of LLC PO Gofra. In August 2015, LLC PO Gofra was declared bankrupt. In February 2016, in accordance with established bankruptcy proceedings, the company’s property was offered for public bidding. As a result of public bidding, the Group acquired the majority of the plant and equipment owned by LLC PO Gofra for $10,377.

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

Other accruals and liabilities

	December 31, 2016	December 31, 2015

Customer advances	50,668	52,564
Payables and accruals for plant, properties and equipment	29,684	26,266
Unused vacations	18,580	11,698
Interest payable on debt	1,250	1,290
Other accruals and liabilities	27,874	14,743
Total	128,056	106,561

Net sales

	2016	2015	2014

Sales of goods	1,903,618	1,910,869	2,104,315
Sales of services	22,949	20,401	33,921
Total	1,926,567	1,931,270	2,138,236

Shipping and handling costs

	2016	2015	2014

Shipping and handling costs	225,267	219,850	262,691

Shipping and handling costs (such as freight to our customers) are included in distribution and selling costs in the consolidated statement of operations.

Other operating income

	2016	2015	2014
Gain on disposal of plant, properties and equipment	2,976	-	155
Gain on disposal of non-core materials and spare parts	746	2,140	1,065
Penalties received	704	1,258	2,904
Reversal of allowance for doubtful receivables and prepayments	117	3	42
Gain from reimbursement of overpaid land tax	-	1,917	-
Other	7,764	5,125	7,987
Total	12,307	10,443	12,153

Other operating expenses

	2016	2015	2014

Social costs and donations	6,204	4,110	9,145
Redundancy expenses	2,995	2,665	1,782
Impairment of plant, properties and equipment	2,500	2,246	1,823
Allowance for doubtful receivables and prepayments	1,811	2,351	3,303
Tax obligations	1,462	2,068	-
Penalties paid	1,035	442	673
Environmental remediation costs	-	2,697	-
Loss from disposal of plant, properties and equipment and other assets	-	2,334	6,199
Other	5,627	8,004	9,798
Total	21,634	26,917	32,723

4.	SUPPLEMENTARY FINANCIAL STATEMENT INFORMATION (CONTINUED)

In the process of its annual evaluation of environmental obligations in 2015, the Group analyzed its legal obligations for the restoration of landfills used by its mills for production waste disposal and assessed associated future costs for their restoration. As the amount and timing of these costs were considered reasonably estimable, the Group recognized environmental remediation obligations equal to expected future expenditures discounted to their present value of $ 3,123 and presented them within other liabilities. Expenditures relating to future economic benefits from usage of the landfills in the amount of $ 553 were recognized as other non-current assets. Expenses of $ 2,697 were included in other operating expenses. No such expenses were recognized in 2016.

Interest

	2016	2015	2014

Interest income	3,333	3,502	2,883
Interest expense	(81,983)	(58,662)	(71,448)
Total Interest expense, net	(78,650)	(55,160)	(68,565)
Capitalized interest costs	2,993	784	979

6.	INCOME TAXES

The components of the Group’s earnings from continuing operations before income taxes by taxing jurisdiction were as follows:

	2016	2015	2014
Earnings / (loss)
Russia	513,335	303,223	(466,850)
Other markets	33,905	17,779	(4,812)
Earnings / (loss) from continuing operations before income taxes	547,240	321,002	(471,662)

6.	INCOME TAXES (CONTINUED)

The expense/benefit for income taxes (excluding non-controlling interests) by taxing jurisdiction was as follows:

	2016	2015	2014
Current tax expense
Russia	(39,191)	(1,262)	(6,007)
Other markets	(21,712)	(5,634)	(1,912)
	(60,903)	(6,896)	(7,919)
Deferred tax (expense)/benefit
Russia	(66,679)	(65,452)	91,587
Other markets	(318)	(1,175)	1,500
	(66,997)	(66,627)	93,087
Income tax (expense)/benefit	(127,900)	(73,523)	85,168

The Group made income tax payments, net of refunds, of $ 54,005, $ 3,455 and $ 7,962 in 2016, 2015 and 2014, respectively.

A reconciliation of income tax expense/benefit using the statutory Russian income tax rate compared with the actual income tax expense/benefit follows:

	2016	2015	2014
Earnings/(loss) from continuing operations before income taxes	547,240	321,002	(471,662)
Statutory Russian income tax rate	20%	20%	20%
Tax (expense)/benefit using statutory Russian income tax rate	(109,448)	(64,200)	94,332
Tax rate and permanent differences on non-Russian earnings	1,589	(495)	(1,440)
Non-deductible expenses	(4,861)	(6,148)	(8,542)
Tax on dividends	(15,668)	(2,670)	-
Other, net	488	(10)	818
Income tax (expense)/benefit	(127,900)	(73,523)	85,168
Effective income tax rate	23%	23%	18%

The tax effects of significant temporary differences and tax loss carryforwards, representing deferred income tax assets and liabilities at December 31, 2016 and 2015, were as follows:

	December 31, 2016	December 31, 2015
Deferred income tax assets:
Net operating loss carryforwards	445	53,805
Other	9,321	4,674
Deferred income tax assets	9,766	58,479

Deferred income tax liabilities:
Intangible assets	(3,900)	(2,826)
Plant, properties and equipment	(98,765)	(71,125)
Other	(617)	(498)
Deferred income tax liabilities	(103,282)	(74,449)

Net deferred income tax (liabilities)/asset	(93,516)	(15,970)

6.	INCOME TAXES (CONTINUED)

In 2016 and 2015, the Group utilized part of its tax loss carryforwards. The remaining tax loss carryforwards at December 31, 2016, in the amount of $ 445 are recorded in the consolidated balance sheet under the caption deferred income tax assets and has unlimited life. Taking this into account and having assessed the Group’s cash flow forecasts in the context of current and projected market conditions, the Group concluded that it is not more likely than not that any portion of the deferred taxes will not be realized; and therefore, no valuation allowance was recorded against the Group’s deferred income tax assets at December 31, 2016 (December 31, 2015: $ 0).

The Group does not recognize a deferred tax liability for temporary differences associated with the accumulated retained earnings of the Group subsidiaries at the beginning of the respective year, as the Group is able to control the timing of reversal of those temporary differences and does not expect they will reverse in the foreseeable future. Future dividends, if any, will be paid out of earnings of the current year and subsequent years. No such deferred tax liability is recorded for this temporary difference at December 31, 2016 (December 31, 2015: $ 0).

7.	COMMITMENTS AND CONTINGENT LIABILITIES

Operating environment of the Group

Emerging markets such as Russia are subject to different risks than more developed markets, including economic, political and social, and legal and legislative risks. Laws and regulations affecting businesses in Russia continue to change rapidly and tax and regulatory frameworks are subject to varying interpretations. The future economic direction of Russia is heavily influenced by the fiscal and monetary policies adopted by the government, together with developments in the legal, regulatory, and political environment. Because Russia produces and exports large volumes of oil and gas, its economy is particularly sensitive to the price of oil and gas on the world market.

Starting from 2014, sanctions have been imposed in several packages by the U.S. and the E.U. on certain Russian officials, businessmen and companies. This led to reduced access of the Russian businesses to international capital markets.

The impact of further economic and political developments on future operations and financial position of the Group might be significant.

Tax legislation

Russian tax and customs legislation, which was enacted or substantively enacted at the end of the reporting period, is subject to varying interpretations when being applied to the transactions and activities of the Group. Consequently, tax positions taken by management and the formal documentation supporting the tax positions may be challenged by the tax authorities. Russian tax administration is gradually strengthening, including the fact that there is a higher risk of review of tax transactions without a clear business purpose or with tax incompliant counterparties. There are also cases, where companies were penalized by the tax authorities for their counterparties not being compliant with VAT legislation. Fiscal periods remain open to review by the authorities, with respect to taxes, for three calendar years preceding the year when decisions about the review were made. Under certain circumstances reviews may cover longer periods.

The Russian transfer pricing legislation is to a large extent, based on international transfer pricing principles developed by the Organization for Economic Cooperation and Development (OECD). This legislation provides the possibility for tax authorities to make transfer pricing adjustments and impose additional tax liabilities, with respect to controlled transactions (transactions with related parties and some types of transactions with unrelated parties), provided that the transaction price is not arm’s length. Management has implemented internal controls to be in compliance with this transfer pricing legislation.

7.	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Tax liabilities arising from transactions between companies are determined using actual transaction prices. It is possible, with the evolution of the interpretation of the transfer pricing rules, that such transfer prices could be challenged. The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

As Russian tax legislation does not provide definitive guidance in certain areas, the Group adopts, from time to time, interpretations of such uncertain areas that reduce the overall tax rate of the Group. While management currently estimates that it is probable that tax positions and interpretations will be sustained, there is a possible risk that an outflow of resources will be required should such tax positions and interpretations be challenged by the tax authorities.
The impact of any such challenge cannot be reliably estimated; however, it may be significant to the financial position and/or the overall operations of the Group.

In 2015, the Russian tax authorities concluded their examination of OJSC ILIM Group, a major subsidiary of the Group domiciled in Russia, for the tax years 2012 and 2013. As a result of the tax claims received at the completion of the examination, the Group recognized additional tax obligations from its exposure to highly uncertain tax positions, primarily relating to value added tax (VAT), of $ 3,949 at December 31, 2016 (December 31, 2015: $ 1,977). These tax obligations are recognized in the consolidated balance sheet as other liabilities. Management will vigorously defend the entity's positions and interpretations that were applied in determining tax charges, benefits, assets and obligations recognized in these consolidated financial statements.

Legal proceedings

From time to time and in the normal course of business, claims against the Group may be received. At December 31, 2016 and 2015, the Group estimates that it does not have any material potential obligations from exposure to possible legal risks.

Environmental matters

The enforcement of environmental regulation in the Russian Federation is evolving and the enforcement posture of government authorities is continually being reconsidered. The Group annually evaluates its obligations under environmental regulations. As obligations are determined to be probable and reasonably estimable, they are recognized immediately. Potential liabilities, which might arise as a result of changes in existing regulations, civil litigation or legislation, cannot be estimated but could be material.

For information about the Group’s liabilities for restoration of landfills recognized in these consolidated financial statements, refer to Note 4.

Forestry legislation

The Group’s logging activities are subject to the forestry legislation of the Russian Federation. Management believes that the Group’s activities are in compliance with current legislation.

The Group has an obligation to perform reforestation of the timberland it harvests. This obligation arises and the liability for the respective costs is recorded when the Group commences harvesting of a particular plot. At December 31, 2016 and 2015, the Group had substantially fulfilled its obligations.

Insurance matters

The Group is subject to political, legislative, fiscal and regulatory developments and risks, which are not covered by insurance. No provisions for self-insurance are required and therefore are not included in these consolidated financial statements. The occurrence of significant losses and impairments could have a material effect on the Group’s operations.

7.	COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Sales commitments

During the year ended December 31, 2016 and in prior periods, the Group had a commitment to supply heating, water and electricity to inhabitants of Koryazhma since the Group owns the only steam generator and electricity station in the town. The supply terms are renewed annually, with prices determined by the respective local state energy commissions. Management estimates that revenue and related costs from the supply of heating and water in Koryazhma for the year ending December 31, 2017 are expected to be approximately $ 4,500 and $ 4,900, respectively.

Operating leases

The future minimum rental expenses of the Group under its operating leases, including the rental of forest plots that the Group intends to lease during the lease term, are as follows:

	December 31, 2016	December 31, 2015

Less than 1 year	6,770	4,689
More than 1 year and up to 5 years	27,081	18,756
More than 5 years and thereafter (up to 49 years)	221,408	147,037
Total operating lease commitments	255,259	170,482

Contractual capital expenditure commitments

At December 31, 2016, the Group had outstanding contractual commitments to purchase or construct plant, properties and equipment in the amount of $ 113,349 (December 31, 2015: $ 39,745).

8.	DEBT AND LINES OF CREDIT

A summary of long-term debt is as follows:

	Weighted average interest rates	Notional currency	December 31, 2016	December 31, 2015

Fixed rate long-term bank loans	12.00%	RUB	509,810	294,899
Fixed rate long-term bank loans	5.50%	US Dollar	21,986	70,290
Floating rate long-term bank loans	3.55%	US Dollar	933,629	779,233
Finance lease liabilities	9.21%	RUB	9,101	7,904
Total long-term borrowings (a)			1,474,526	1,152,326
Less: current maturities			155,122	461,147
Long-term debt			1,319,404	691,179

(a)
The estimated fair market value was approximately $ 1,477,420 at December 31, 2016 and
$ 1,160,078 at December 31, 2015. The fair values are determined on the basis of expected cash flows discounted at current interest rates for new instruments with similar credit risks and remaining maturities and were categorized to level 2 of the fair value hierarchy.

Total maturities of long-term debt over the next 5 years and thereafter are 2018 – $ 889,620; 2019 – $ 389,143; 2020 – $ 33,544; 2021 – $ 627; 2022 and later – $ 6,470.

At December 31, 2016 and 2015, no assets were pledged as collateral for the above borrowings.

At December 31, 2016 and 2015, the Group was in compliance with all the financial covenants of its loan agreements.

8.	DEBT AND LINES OF CREDIT (CONTINUED)

In 2014 and 2013, the Group entered into arrangements related to certain of its manufacturing equipment. The agreements were classified as finance leases. The carrying amount of the leased equipment at December 31, 2016 was $ 8,270 (December 31, 2015: $ 7,454): gross book value – $ 10,188 (December 31, 2015: $ 8,479); accumulated depreciation – $ 1,918 (December 31, 2015: $ 1,025). The depreciation expense related to the leased equipment for 2016 was $ 624 (2015: $ 690; 2014: $ 856).The leases are for 15 years and are denominated in Russian Rubles. The weighted average interest rates underlying the obligations under finance leases are 9.0-9.4% per annum.

	Less than 1 year	1-5 years	Over 5 years	Total
Minimum lease payments at December 31, 2016	1,255	5,019	8,857	15,131
Less: future finance charges	(821)	(2,822)	(2,387)	(6,030)
Present value of minimum lease payments at December 31, 2016	434	2,197	6,470	9,101

	Less than 1 year	1-5 years	Over 5 years	Total
Minimum lease payments at December 31, 2015	1,044	4,177	8,415	13,636
Less: future finance charges	(714)	(2,509)	(2,509)	(5,732)
Present value of minimum lease payments at December 31, 2015	330	1,668	5,906	7,904

9.	CAPITAL STOCK

At December 31, 2016 and 2015, authorised, fully paid, outstanding and issued share capital of the Company comprised 133,582,480 ordinary shares with par value of CHF 1 ($ 0.82) each. Each ordinary share entitles a shareholder to one vote.

The board of Directors of OJSC ILIM Group, a significant subsidiary of the Company, approved on December 21, 2016 repurchase of up to 612,309,294 (up to 10%) of its own shares at $ 0.48
(31 Russian ruble) per share. The transaction is to be completed in the first quarter 2017.

Dividends

The Company declared and paid dividends of $118,118 (CHF 0.86 per share / $ 0.87 per share) in May 2016, $70,000 ($0.52 per share) in August 2015 and $112,570 (CHF 0.76 per share / $ 0.84 per share) in August 2014.

In December 2016, the Shareholders of OJSC ILIM Group approved dividends of $ 307,690
(RUB 3.20 ($ 0.05) per share). In June 2016, the Shareholders of OJSC ILIM Group approved dividends of $ 21,521 (RUB 0.23 ($ 0.004) per share). Dividends attributable to non-controlling interests amounted to $ 19,776 in 2016. In December 2015, the Shareholders of OJSC ILIM Group approved interim dividends of $ 58,382 (RUB 0.67 ($ 0.01) per share). Dividends attributable to non-controlling interests were $ 4,178 in 2015.

10.	RELATED PARTY TRANSACTIONS

Related party relationships are determined by reference to ASC No. 850, Related Parties Disclosures.

Related parties of the Group fall into the following categories:

•	Companies controlled by the Russian Shareholders;

•	International Paper Company.

Amounts purchased from and sold to related parties are recorded in these consolidated financial statement line items where similar non-related party transactions are recorded. Outstanding balances at December 31, 2016 and 2015 are recorded in the accompanying consolidated balance sheet in accounts receivable from related parties and accounts payable to related parties.

Companies controlled by the Russian Shareholders

Balances with the companies controlled by the Russian Shareholders at December 31, 2016 and 2015 consist of the following:

	December 31, 2016		December 31, 2015
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Raw materials	5,237	(470)	3,023	(231)
Other services	2,579	(2,182)	49	(1,059)
Transport services	610	-	436	-
Operating lease	246	(3)	186	(3)
Electricity, gas, heating	211	-	21	-
Prepayments	-	-	-	(9)
Total	8,883	(2,655)	3,715	(1,302)

Loans issued to a shareholder

The Group extended two loans to companies controlled by one of the Russian Shareholders
(the “Borrower”): in 2016 in the amount of $ 100,000 (the “2016 Loan”) and in 2015 in the amount of $ 75,000 (the “2015 Loan”). Both loans are denominated in US dollars, bear interest at the rate of LIBOR plus 6% and mature in July 2021. The 2016 Loan is secured by Ilim Holding S.A.’s guarantee and indemnity. The 2015 Loan is secured by the pledge of shares in several non-listed companies. Under the 2015 Loan, the Borrower shall perform early partial prepayments of the principal amount of the loan in the amount equal to the substantial portion of the dividend that the Company may pay for the benefit of that Russian Shareholder, less higher priority payments (including accrued interest, charges, fees, costs and expenses related to the loan) provided that the amount of such portion of the dividend is sufficient to cover those higher priority payments.

The related interest income accrued in the amount of $ 10,676 (2015: $ 2,272) and foreign exchange loss in the amount of $ 6,691 (2015: loss of $ 3,795) have been presented within equity in these consolidated financial statements. During 2016, the Borrower repaid $ 18,182 of principal and $ 5,611 of interest.

Transactions during the years ended December 31, 2016, 2015 and 2014 between the Group and the companies controlled by the Russian Shareholders were as follows:

	2016		2015		2014
	Income	Expenses	Income	Expenses	Income	Expenses

Raw materials	40,023	(5,275)	41,626	(5,571)	59,732	(9,283)
Other services	1,362	(4,103)	1,387	(3,355)	1,617	(6,548)
Energy, gas, water and heat	1,350	-	1,248	-	1,862	-
Transport services	1,238	-	1,254	-	2,968	(2)
Operating lease	451	(1,254)	288	(1,294)	437	(1,906)
Plant, properties and equipment	-	-	-	(532)	-	(8,188)
Total	44,424	(10,632)	45,803	(10,752)	66,616	(25,927)

10.	RELATED PARTY TRANSACTIONS (CONTINUED)

All outstanding balances with related parties are required to be settled in cash and are not secured. Management believes that the terms and conditions of these related party transactions are generally similar to those that are available or are reasonably expected to be available for similar transactions with unrelated parties.

International Paper Company

Balances with International Paper Company and its subsidiaries were as follows:

	December 31, 2016		December 31, 2015
Sales/purchases of:	Receivables	Payables	Receivables	Payables

Finished goods	16,978	(7)	9,401	(383)
Services	33	(4,651)	-	(4,406)
Raw materials	14	-	-	-
Plant, properties and equipment	-	-	-	(437)
Total	17,025	(4,658)	9,401	(5,226)

Transactions between the Group and International Paper Company and subsidiaries were as follows:

	2016		2015		2014
	Sales	Purchases	Sales	Purchases	Sales	Purchases

Finished goods	200,500	(47)	178,217	(19)	211,269	(49)
Services	-	(214)	3	(1,336)	5	(5,267)
Total	200,500	(261)	178,220	(1,355)	211,274	(5,316)

11.	SUBSEQUENT EVENTS

Subsequent events were evaluated through February 20, 2017, the date when these consolidated financial statements were available to be issued, and there are no subsequent events of significance to report.